Exhibit 3.A
RESTATED
CERTIFICATE OF INCORPORATION
OF
EL PASO EXPLORATION & PRODUCTION COMPANY
Pursuant to Section 245 of the
General Corporation Law of the State of Delaware
     El Paso Exploration & Production Company, a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:
     1. The name of the corporation is El Paso Exploration & Production Company (the “Corporation”). The Corporation was originally incorporated under the name El Paso Production Holding Company. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on December 6, 1999.
     2. This Restated Certificate of Incorporation has been adopted and approved in accordance with Section 245 of the General Corporation Law of the State of Delaware, and this Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation’s Amended and Restated Certification as theretofore amended or supplemented.
     3. The text of the Restated Certificate of Incorporation is hereby restated and integrated to read in its entirety as follows:
     FIRST: The name of the Corporation is El Paso Exploration & Production Company.
     SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent at the above address is The Corporation Trust Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“GCL”).
     FOURTH: The total number of shares of stock that the Corporation shall have authority to issue shall be One Thousand (1,000) shares of Common Stock, par value One Dollar ($1.00) per share. Shares of stock of the Corporation whether with or without par value, of any class or classes hereby or hereafter authorized may be issued by the Corporation from time to time for such consideration permitted by law as may be fixed from time to time by the Board of Directors.

     FIFTH: Unless required by the by-laws, the election of the Board of Directors need not be by written ballot.
     SIXTH: The Board of Directors shall have the power to make, alter, or repeal the by-laws of the Corporation, but the stockholders may make additional by-laws and may alter or repeal any by-law whether or not adopted by them.
     SEVENTH: The Corporation shall indemnify its officers and directors to the full extent permitted by the GCL, as amended from time to time.
     EIGHTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, for any act or omission, except that a director may be liable (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. The elimination and limitation of liability provided herein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director’s term or terms of office. Any amendment, repeal or modification of this Article Eighth shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.
     IN WITNESS WHEREOF, the undersigned has caused this Restated Certificate of Incorporation to be executed by a duly authorized officer this 15th day of February 2006.

EL PASO EXPLORATION & PRODUCTION COMPANY
By:	/s/ Thomas M. Hart
Thomas M. Hart
Vice President